Sub-Item 77Q(1)(e): Copies of any New or Amended Registrant
Investment Advisory Contracts

On July 17, 2017, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Emerging Markets Growth Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(x) of Post-Effective Amendment No. 122 to Registrant's Registration Statement on Form N-1A filed with the SEC on July 14, 2017.

On August 1, 2017, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Small Cap Growth Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is attached hereto.

On August 21, 2017, the Trust and Driehaus Capital Management
LLC entered into an Expensive Limitation Agreement with respect to Driehaus Small Cap Growth Fund. A copy of the
Expense Limitation Agreement is attached hereto.